Exhibit 99.2

Don Volk - Kenexa Corp. - CFO

Thank you, Martin. With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter our President and Chief Operating Officer. Today we’ll review Kenexa’s fourth quarter and full year 2008 results and provide guidance for the first quarter 2009, then we’ll open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the company’s business. These statements may concern, among other things: guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property and the development of products. Additional information that may affect the company’s business and financial prospects, as well as factors that would cause Kenexa’s performance to vary from our current expectations are available in the company’s filings with the Securities and Exchange Commission.

Also I’d like to remind you that today’s call may not be reproduced in any form without the expressed written consent of Kenexa We may refer to certain nonGAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers of GAAP numbers and a reconciliation schedule showing the GAAP versus nonGAAP is currently available on our company website, www.kenexa.com, with the press release issued earlier today.

Finally, please note that we will be discussing preliminary GAAP financial results on this call for both the fourth quarter and full year 2008. As shared in our press release, results are preliminary in nature as the Company has not yet finalized the amount of a non-cash goodwill impairment charge to be recorded as part of its GAAP results for the fourth quarter ended December 31, 2008.

I’ll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan - Kenexa Corp. - CEO

Thanks Don, and thanks to all of you joining us on the call to review our fourth quarter and full year preliminary 2008 results, which were consistent with our previously issued guidance. Similar to recent quarters, we saw the macro environment become more daunting, on the margin, as the quarter played out and the unemployment rate steadily increased. During the fourth quarter, the unemployment rate was announced as 7.2%, which was ahead of most economists’ predictions. Before and after this announcement, we continue to see major, global corporations announcing layoffs numbering in the thousands per organization.

2008 turned out to be the most challenging operating environment that Kenexa has faced. While we are disappointed that our financial results fell short of our original targets entering the year, it is important to highlight our accomplishments.

•	We exit the year as one the largest vendors in the overall HCM and on-demand markets, providing Kenexa with significant critical mass

•	We generated over $36 million in non-gaap operating income, for a non-GAAP margin of 18%

•	We generated over $32 million in cash flows from operations

•	We used our strong cash flow to buy back over 1.6 million shares during the year, reducing our shares outstanding by 7%

•	We added over 150 preferred partner customers

•	Our solutions were used the largest and most complex organizations in the world – such as GE, Unilver, PWC, Exxon Mobil and many others.

•	Our technology was recognized as market leading by independent industry analysts,

•	We expanded our value proposition via internal development and complementary acquisitions, and finally,

•	We grew our global footprint, exiting the year with operations in over 15 countries.

We enter 2009 in a strong financial and fundamental position, and we believe that Kenexa is well positioned to weather the economic storm based on our proven value proposition, critical mass, premier customer base, strong balance sheet and history of profitability. We expect the talent management market to continue consolidating as customers increasingly turn to vendors, such as Kenexa, that are viewed as a safe choice.

While we remain bullish about the long-term opportunity associated with the talent management market, the increasingly challenging economic environment and its related impact on the jobs market, has had a clear impact on HR-related technology and consulting spending. It remains uncertain as to when the business environment will improve, so we continue to operate with the view that it will remain challenging throughout 2009. We’ll continue to monitor the health of the global economy and take appropriate actions to balance delivering profitability and cash flow with ensuring we’re well positioned to drive long-term growth.

To that end, last quarter we discussed the fact that we were re-aligning our cost structure for the lower revenue run rate of the business during this difficult economic environment. This was completed during the fourth quarter, and we have recently communicated an incremental workforce reduction of approximately 150 employees in order to further adjust our infrastructure with the current state of the market. It is important to again stress that these moves will not slow our product delivery commitments or development plans, and our service delivery and customer support efforts will continue to receive the highest level of commitment and focus.

The most significant positive from the fourth quarter, and the full year 2008, is that our competitive position not only remained strong, but we believe it actually improved. As a point of reference, we signed a record number of customers for our Applicant Tracking Systems during the fourth quarter, and our renewal rates in this category remain in the 90+% range.

This segment of our business continues to hold up well in spite of the difficult economic environment, which we believe is a result of two factors. First, it shows that more sophisticated companies are continuing to move forward with talent management related projects. Second, we are realizing the benefits from our aggressive investments in R&D, in particular relative to the significant enhancement of our Kenexa Recruiter BrassRing offering.

The strength of the ATS portion of our business is fairly widespread, from medium-sized organizations, to displacements of competitors as they work through acquisition digestion, to the high-end of the market where we believe our solution sets the industry standard.

As it relates to the RPO segment of our business, we shared with you last quarter that we expected RPO contribution to decline materially as it is most directly tied to hiring trends and a slow down or uptick in the economy. Our RPO revenue came in at $11.3 million in the fourth quarter, which compares to our expectations of $12 million and approximately $18.5 million in the second quarter of 2008.

We estimate that approximately 40% of our RPO clients have frozen hiring, which is a significant reason why approximately 80% are operating at or below levels that are triggering guaranteed minimums. This obviously reduces our revenue that is tied directly to the number of employees we hire. As we’ve discussed before, our RPO revenue is not 100% service-based. It also includes software and content to a degree.

While the RPO segment of our business adds greater leverage to our revenue, which is a positive during healthier economic environments, it’s clearly a negative during a recessionary environment. That said, there are some positive developments related to our RPO business. For example, we recently added Verizon Business Services as a client in EMEA, and we continue to pursue other opportunities.

The final area of the business that I would point out relates to our content and services. Similar to last quarter this area of the business remains challenged and, on the margin, we saw more pressure in these areas over the past several months. Content and services are critical aspects of our long-term success. They are also drivers to customer value and create competitive barriers. In the short-term, however, some customers are trying to get by with bare minimum investments due to the overall challenges their businesses are facing, leaving optimization for a later date. This can impact the size of total solution sales and renewals, however, we expect demand for content and services to come back strong when the economy improves and we continue to see more sophisticated, new customers signing up for content and services.

Turning to some of the key metrics that we normally report. We added over 20 preferred partner customers during the quarter. On the employee retention side of our business, we closed business with customers such as Ernst & Young, Accenture, Wyeth, and Indianapolis Power & Light among others. As it relates to our talent acquisition solutions, we closed business with customers such as PWC, Memorial Healthcare Systems, Hong Kong Jockey Club, Wildlife Conservatory, Progress Energy and Boston Market among other.

Our P-cubed metric, which measures the average annual revenue contribution of our top 80 customers, was over $1.4 million during the fourth quarter, which is consistent with last quarter’s level. As previously discussed, we expected a flattening of this figure given the current macro environment, and the p-cubed metric may decline to a degree in the short-term depending on the length of the economic downturn.

If it were to decline, we believe it would be due to the decline of our services revenue, as opposed to our software subscriptions, which continue at a high level. When the economic environment stabilizes and eventually improves, we continue to believe that Kenexa will be a primary beneficiary – and we would expect our P-cubed metric to resume growth that we have come accustomed to in previous years.

As we enter 2009, we are evaluating the market and our business in multiple scenarios based on our latest reads of the market place, which is below our viewpoint as recently as a month or two ago.

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The bear case assumption, which would have the macro environment getting more difficult than what we are seeing today, is a quarterly revenue run rate in the range of $35 to 37 million…in such a scenario, we will target non-gaap operating margins in the 10-12% range.

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The middle case is quarterly total revenue in the range of $38 to 42 million…this assumes that unemployment rate increases marginally, the environment does not get materially tougher and while not robust, more projects make it through…we will target margins in the 12-14% range in this scenario.

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The bull case planning would have a quarterly total revenue run rate over $43 million. In such a situation, the macro environment would need to improve. If this were to be the revenue level, we would target margins in the 15+% range.

As Don will cover when he reviews our guidance in a moment, we are currently running our business in the middle case scenario. We will evaluate the market environment over the next quarter or two, and as we gain greater clarity into which way the economic and macro environment is trending, we will provide greater detail as to our full year plan for 2009. The framework I just provided, however, should help you to understand how we are thinking about the business and to model our business based on your expectations for unemployment and the health of the overall global economy.

We clearly remain cautious on the near-term outlook based on the economy and unemployment. There are, however, reasons that support our overall positive view of the talent management market.

•	For starters, the level of RFP’s remains solid enough to support our middle case scenario.

•	Customers, while cautious for the near-term, are speaking about re-engaging more fully in the back half of 2009.

•	We are seeing more multi-element deal opportunities.

•	We believe there will be a further shake out of the market over the next 12-24 months as vendors not as well positioned need to find a larger partner to survive, and, finally

•	Longer-term, the demand drivers to the talent management market remain intact.

In summary, we will look to deliver solid profitability and cash flow during this difficult economic period. Longer-term, the talent management market is big market opportunity, and Kenexa is a market leader that we believe is well positioned to weather the current storm.

I’ll now turn it over to Don, to review our fourth quarter results and first quarter outlook in more detail. Don?

Don Volk - Kenexa Corp. - CFO

Thanks, Rudy. Let me begin by reviewing our preliminary results for the fourth quarter, starting with the P&L. Total revenue for the fourth quarter was $45.1 million, consistent with our guidance range. As expected, fourth quarter total revenue decreased on a year-over-year and sequential basis, by 6% and 17%, respectively.

Subscription revenue was $37.6 million, representing a decrease of 3% on a year-over-year basis and 13% sequentially. Subscription revenue was 83% of total revenue, which is above our longer-term targeted mix of the upper 70% to 80% range.

At $7.5 million in the fourth quarter, our services and other revenue declined 17% on a year-over-year basis and 32% sequentially. As we previewed last quarter, the sequential decline was driven by the slowdown in consulting revenue and hiring trends at our RPO customers, both caused by the more challenging economic environment. We expect both of these components to return to growth as the economy stabilizes and improves over time.

From a geographic perspective, our revenue mix of domestic versus international revenue was 79%/21%, which compares to the previous quarter at 74%/26%. The strengthening in the U.S. dollar during the fourth quarter had a negative impact of approximately $2.5 million on revenue compared to the third quarter of 2008.

From a detail perspective, RPO represented approximately $7.3 million of our subscription revenue and $11.3 million of our total revenue in the fourth quarter, which compares to $9 million and $15.6 million in the third quarter, respectively.

Our clients typically purchase multiyear subscriptions with an average length of approximately two years. During the fourth quarter, our renewal rates were in the 70% range, which is down from our well established, longer-term history of the 90% plus range in better economic environments.

Turning to profitability, we’ll be providing non-GAAP measures for each fourth quarter 2008 expense category which includes stock-based compensation charges associated with FAS 123(R), the amortization of intangibles associated with previous acquisitions, the R&D tax credit, and restructuring and impairment charges. All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin was 67% in the quarter, compared to 70% in the third quarter and 73% in the year ago quarter.

Non-GAAP sales and marketing expense came in at $9.3 million or 21% of revenue, compared to $10.2 million and 19% last quarter, and 19% in the year ago quarter.

Non-GAAP R&D expense came in at $2.9 million or 6% of revenue, compared to $3.6 million and 7% last quarter and 9% in the year ago quarter. Of note, the sequential decline in reported R&D spend was driven by the strengthening US dollar/rupee exchange rate and increased projects qualifying for capitalization.

Non-GAAP G&A expenses were approximately $10.1 million or 22% of revenue, compared to $11.7 million and 22% last quarter and 20% in the year ago quarter.

Our non-GAAP income from operations was $6.3 million for the quarter, consistent with our guidance and representing a 14% non-GAAP operating margin. During the fourth quarter, non-GAAP tax rate for reporting purposes was 8%, resulting in non-GAAP net income of $6.0 million. Based on 22.6 million shares outstanding, non-GAAP diluted earnings per share was $0.27, above our guidance due to a $0.05 positive impact from the lower-than-expected tax rate in the quarter.

Turning to our results on a preliminary GAAP basis, which include $1.3 million related to the allocation of share-based compensation, $1.5 million related to the amortization of intangibles associated with previous acquisitions, $2.5 million related to restructuring charges. In addition, we expect to recognize a goodwill impairment charge in the range of $96 to $167 million. The final amount is still being determined and will be included in our Annual Report on Form 10-k, which we expect to file by March 16, 2009. The following were expense levels determined in accordance with GAAP: cost of revenue - $14.9 million, sales and marketing - $9.6 million, R&D - $3 million, and G&A - $11.4 million. For the fourth quarter, GAAP loss from operations is expected to be in the range of $94.6 million to $165.7 million, net loss applicable to common shareholders is expected to be in the range of $68.7 million to $120.6 million resulting in GAAP loss per share of $(3.05) to $(5.35). A reconciliation of non GAAP to GAAP expenses and income from operation can be found in our press release and current report on form 8K filed with the SEC.

On a full year basis, our revenue for 2008 came in at $203.7 million, up 12% compared to 2007. Non-GAAP operating income came in at $36.6 million, or a margin of 18%. Non-GAAP EPS came in at $1.35, compared to $1.16 in 2007, while GAAP loss per share is expected to be in the range of $(2.31) to $(4.58), compared to diluted EPS of $0.94 in 2007.

Kenexa has cash, cash equivalents and short-term and long-term investment of $42.8 million at December 31, 2008 a decrease of $1.1 million from the end of the prior quarter. Positive cash from operations of $7.4 million during the fourth quarter included an impact of approximately $2.5 million related to the restructuring. Positive cash from operations was offset by $4.2 million in capital expenditures, $2.7 million in cash paid for acquisitions and $400,000 associated with the execution of the company’s share buyback program. In addition, the company wrote down the auction rate securities portion of its marketable securities balance by $1.5 million. The remaining net balance in auction rate securities at the end of 2008 was $16.3 million, of which have received cash of approximately $1.1 million in early 2009.

Accounts receivable DSO were 70 days at the end of the quarter, compared to 65 days at the end of the prior quarter and 60 days at the end of the year-ago quarter.

Our deferred revenue at the end of the quarter was $38.6 million, up $1.6 million from $37 million at the end of the third quarter.

I’d now like to turn to guidance for the first quarter of 2009. We expect the following: revenue to be $38 to $41 million. To add some perspective on our revenue relative to Q4 levels, we currently expect our ATS business to remain solid during the first quarter, from both a renewals and new sales perspective. Offsetting this is the fact that we currently estimate Fx rates to negatively impact our reported Q1 revenue by approximately $1 million as compared to Q4. In addition, we are assuming the market environment will continue to challenge the RPO, content and consulting segments of our business during the first quarter. From a summary perspective, our revenue expectations are consistent with the “middle case” scenario that Rudy described earlier.

Taking into consideration that operating expenses are typically higher in the first quarter from a seasonality perspective, we are targeting non-GAAP operating income of approximately $3.8 million to $4.1 million. Assuming a 23% tax rate for reporting purposes and 22.6 million shares outstanding, we expect our diluted non-GAAP earnings per share to be $0.13 to $0.15. Of note, our non-GAAP guidance excludes the restructuring charges we expect to incur as a result of the workforce reduction we mentioned earlier.

In summary, we will continue to monitor our expenses closely and focus on profitability and cash flow during this challenging economic environment.

We’d now like to turn it over to the operator to begin the Q&A session. Operator?